EXHIBIT 10.1

ADVISORY AGREEMENT

This Advisory Agreement ("Agreement"), dated as of December 7, 2012, is entered into by and among Shearson American REIT, Inc., a Nevada corporation (the "Company") and Shearson American Advisors, LLC, a Delaware limited liability company (the "Advisor"), on the following terms and conditions.

WITNESSETH

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by Sections 856 through 860 of the Code;

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board of Directors of the Company; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.    Definitions. Defined terms shall have the meaning set forth on Exhibit A.

2.    Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.    Duties of the Advisor. The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board of Directors. In performance of this undertaking, subject to the supervision of the Board of Directors and consistent with the Articles of Incorporation and Bylaws of the Company, the Advisor shall, either directly or by engaging an Affiliate:

3.1     serve as the Company's investment and financial advisor and provide research and economic and statistical data in connection with the Company's assets and investment policies;

3.2     provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

3.3     investigate, select, and, on behalf of the Company, engage and conduct business with such persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

3.4     consult with the officers and Board of Directors of the Company and assist the Board of Directors in the formulation and implementation of the Company's financial policies, and, as necessary, furnish the Board of Directors with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

3.5     subject to the provisions of Section 3.7 and Section 4, (i) locate, analyze and select potential investments in Projects; (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Projects will be made; (iii) cause the Company to acquire Projects in compliance with the investment objectives and policies of the Company; (iv) cause the Company to acquire Projects in exchange for Shares; (v) negotiate agreements on behalf of the Company among the holders of undivided interests in Projects; and (vi) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Projects;

3.6     provide the Board of Directors with periodic reports regarding prospective investments in Projects;

3.7     obtain the prior approval of the Board of Directors for any and all investments in Projects, provided that if the Advisor has obtained the prior approval of the Board of Directors for any investment in a Project which contemplates the sale of all or an undivided interest in such Project to the Company, no additional approval shall be required;

3.8     negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, or obtain loans for the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares or other securities; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

3.9     obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Projects;

3.10   from time to time, or at any time reasonably requested by the Board of Directors, make reports to the Board of Directors of its performance of services to the Company under this Agreement;

3.11   provide the Company with all necessary cash management services;

3.12   do all things necessary to assure its ability to render the services described in this Agreement;

3.13   deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Projects; and

3.14   notify the Board of Directors of all proposed material transactions before they are completed.

4.    Authority of Advisor.

4.1     Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board of Directors over the management of the Company, the Board of Directors hereby delegates to the Advisor the authority to (1) locate, analyze and select investment opportunities, (2) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company, (3) acquire Projects in compliance with the investment objectives and policies of the Company and convey such Projects to the Company, (4) on behalf of the Company enter into agreements with other holders of undivided interests in Projects, (5) arrange for financing or refinancing of Projects, (6) oversee non-affiliated property managers and other non-affiliated persons who perform services for the Company; and (7) oversee accounting and other record-keeping functions at the Project level.

4.2    Notwithstanding the foregoing, any investment in Projects, including any acquisition of a Project by the Company (as well as any financing acquired by the Company in connection with such acquisition), will require the prior approval of the Board of Directors.

4.3     Reserved.

4.4    The prior approval of a majority of the Directors will be required for each transaction with the Advisor or its Affiliates; provided, however, that once a Project is approved for acquisition, additional approval will not be required if the Project is sold to the Company at the cost to the Advisor or its Affiliates, plus acquisition costs, transfer costs and expenses, carrying costs, loan fees and costs and the amount of any reserves established for the Project.

5.    Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company, or in the name of the Company, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board of Directors may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and to the auditors of the Company.

6.    Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board of Directors and by counsel, auditors and authorized agents of the Company, at anytime or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7.    Limitations on Activities. Notwithstanding any other provision in this Agreement, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (i) adversely affect the status of the Company as a REIT, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares, or other securities of the Company, or otherwise not be permitted by  the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Board of Directors, in which case the Advisor shall notify promptly the Board of Directors of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board of Directors so given. Notwithstanding the foregoing, the Advisor, its members, managers, officers, employees and stockholders, members of the board of directors and officers of the Advisor's Affiliates shall not be liable to the Company, the Board of Directors, or Stockholders of the Company for any act or omission by the Advisor, its officers or employees, or Stockholders, board of directors or officers of the Advisor's Affiliates except as provided in Section 18 and Section 19 of this Agreement.

8.    Relationship with Board of Directors. Members, managers, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, or directors, officers or stockholders of any director, officer or corporate parent of an Affiliate may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors. See Exhibit “B”.

9.    Fees.

9.1     Advisory Fee. The Company shall pay to the Advisor, as compensation for the advisory services rendered to the Company under this Agreement, an annual Advisory Fee (the "Advisory Fee") in an amount equal to 1% of the Average Invested Assets of the Company during the applicable year. The Advisory Fee shall be payable in advance (each an "Advance") on a monthly basis during the applicable year, in an amount equal to 0.08333% of the projected Average Invested Assets for such year. Following such time as the Average Invested Assets for any calendar year (or pro-rated for a partial year) shall be actually determined, a true-up payment shall be made by the Company to the Advisor, to the extent the total of all Advances made during the year ("Total Advances") are less than the actual Advisory Fee due to Advisor for such year, or a true-up payment shall be made by the Advisor to the Company to the extent the Total Advances for such year exceeded the actual Advisory Fee due to Advisor for such year. The Advisory Fee for any year shall be reduced by the pro rata portion of the amount of any Asset Management Fee payable by the Company to any Affiliate of the Advisor during the same period in respect of assets included in the Average Invested Assets calculation. The Advisor may defer, in its sole discretion, all or a portion of such Advisory Fee if required to maintain distributions to the Company's stockholders in an amount equal to at least a 6% annual return on investment or otherwise. Deferred and unpaid Advisory Fees shall be payable from cash flow in excess of an amount required to maintain distributions equal to at least a 6% annual return on investment or from proceeds from a refinancing provided, however, that all such deferred and unpaid Advisory Fees shall, in all events, be paid upon the earliest to occur of the following events: (i) the termination of the Advisory Agreement, (ii) the occurrence of a liquidation of the Company's assets, the listing of the Company's shares on a securities market, or a merger, reorganization or other transfer of the Company or its assets to another entity, or (iii) 10 years from the accrual of any such unpaid Advisory Fee. Upon termination of this Agreement, the parties will prorate the Advisory Fee on a daily basis to the effective date of such cancellation or termination.

9.2     Acquisition Fee. The Advisor shall receive as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of a Project an acquisition fee payable by the Company of up to 3.0% of the gross purchase price for the Project or the gross value of the Project in event of an exchange for Shares (without reduction for any seller or other credits to the extent such credits are received by the Company) ("Acquisition Fee"). The Acquisition Fee will be reduced by the pro rata portion of any real estate commission received by the Advisor or any Affiliate thereof in connection with such acquisition. For Projects acquired subject to a master lease, the Acquisition Fee may be increased by the pro rata amount the Advisor or any Affiliate receives and contributes to the applicable master tenant, up to 4%, with the approval of at least a majority of the Directors. However, any amount paid to the Advisor when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contracted for sales price.

9.3     Project Disposition Fee. The Advisor shall receive a Project Disposition Fee, in connection with the Sale of a single Project, up to one-half of the Competitive Real Estate Commission, but in any case not in excess of 3% of the gross sales price of such Project (without reduction for any seller or other credits), less the amount of any sales or brokerage commission paid to any Affiliate of the Advisor in connection with such sale, exchange or other disposition ("Project Disposition Fee"). However, any amount paid to the Advisor when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contracted for sales price.

9.4     Property Management and Asset Management Fees.  The Advisor intends to engage third-party management agents to provide property management, leasing and maintenance services for the Projects.  The Advisor may, however, provide these services directly or through an affiliated entity.  In such event, the Advisor, or its affiliate, shall provide such services under such terms and for such compensation as shall be negotiated in good faith and upon commercially-reasonable terms that are approved by a majority of the t Directors.  If, as anticipated, property management, leasing and maintenance services are provided by independent third-parties, Advisor’s role shall be to oversee and manage these parties and Advisor shall receive an Asset Management Fee in the amount of 1% of the gross rental receipts of the Projects for its services.

9.5     Construction Management Fees.   The Advisor shall receive a Construction Management Fee for its effort in overseeing any construction, development, re-development or renovation work on the Company’s Projects, with such fee calculated as 1% of the amount of expended  in connection with such work.

9.6     Loans from Affiliates. If any loans are made to the Company by the Advisor or an Affiliate, the rate of interest that may be charged by the Advisor or such Affiliate shall be no less favorable to the Company than the terms available between non-Affiliated persons for similar loans.

9.7     Changes to Fee Structure. A majority of the Directors must approve the new fee structure negotiated with the Advisor

10.   Expenses.

10.1     In addition to the compensation paid to the Advisor pursuant to Section 9, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(a)     a fixed amount equal to 2% of the Gross Proceeds for the Company's Organizational and Offering Expenses (the Advisor shall be responsible for the payment of all the Company's Organizational and Offering Expenses in excess of 2% of the Gross Proceeds);

(b)     Acquisition Expenses incurred in connection with the selection and acquisition of Projects;

(c)     the actual cost of goods and services used by the Company, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of securities;

(d)     interest and other costs for borrowed money, including discounts, points and other similar fees;

(e)     taxes and assessments on income or property, and taxes as an expense of doing business;

(f)      costs associated with insurance required in connection with the business of the Company, or by the Board of Directors;

(g)     the management fees and other expenses of managing and operating Projects owned by the Company, including, but not limited to travel expenses to the Projects, whether payable to an Affiliate of the Company or a non-affiliated person;

(h)     all expenses in connection with payments to the Directors and meetings of the Board of Directors and Stockholders;

(i)      expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company;

(j)      expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(k)     expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder and partner reports, proxy statements and other reports required by governmental entities;

(1)     administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives a separate fee);

(m)    expenses of providing the administrative, analytical and other support for any debt or equity capitalization of any of the Company’s Projects, which due to the difficulty of segregating and calculating such expenses shall be estimated and capped as 1% of the amount of any debt or equity capital obtained for any Project; and

(n)     audit, accounting and legal fees.

10.2   Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. 'The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

11.   Other Services. Should the Directors request that the Advisor or any member, manager, officer or employee thereof render services for the Company other than as set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Directors, and shall not be deemed to be services pursuant to the terms of this Agreement.

12.   Other Activities of The Advisor.

12.1   Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any member, manager, officer, or employee of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor's obligations to the Company and its obligations to or its interest in any other person. The Advisor or its Affiliates shall promptly disclose to the Board of Directors knowledge of such condition or circumstance. If the Advisor, Board of Directors or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board of Directors (including the Independent Directors) to adopt a reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company. The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of a character which, if presented to the Company, could be taken by the Company.

12.2   In the event that the Advisor or its Affiliates is presented with a potential investment which might be made by the Company and by another investment entity which the Advisor or its Affiliates advises or manages, the Advisor shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity's portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment.

12.3   In the event that the Advisor or an Affiliate has acquired a Project and has sold or will sell an undivided interest in such Project to the Company, then the Advisor or an Affiliate shall be permitted to sell the remaining undivided interests in the Project to unrelated third parties at such price or prices for such undivided interests as the Advisor or an Affiliate may determine in its sole discretion, and in such event the Advisor or an Affiliate shall be permitted to retain all of the proceeds of such sales of undivided interests for its own account. The Advisor or an Affiliate can also enter into agreements on behalf of the Company or Management Agreements for the Advisor's benefit with the other purchasers of undivided interest in a Project.

13.   Relationship of Advisor and Company. The Company and the Advisor do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that Advisor shall act solely in the capacity of an independent contractor for the Company. Nothing in this Agreement shall cause Advisor and the Company to be joint venturers or partners of each other and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement.

14.  Term; Termination of Agreement. This Agreement shall continue in force until February 1, 2012. It is the duty of the Directors to evaluate the performance of the Advisor before renewing the Agreement, and each such renewal shall be for a term of no more than one year. This Agreement may also be terminated during the initial or any renewal term of this Agreement for any reason by the Advisor upon thirty (30) days prior written notice to the Company.

15.  Termination for Cause. This Agreement may be terminated for Cause by the Company upon the vote of a minimum of two-thirds of the independent Directors of the Company.  The term “Cause” in this context shall mean: (i) of fraud, willful misconduct or gross negligence by the Advisor, (ii) the Advisor commits a material breach of this Agreement and such breach is not cured within ninety (90) days after receipt of written notice by the Company of such breach or (iii) the Advisor has been adjudged bankrupt or insolvent by a court of competent jurisdiction, and the adjudication or order shall remain in force or unstayed for a period of thirty (30) days.

16.  Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Board of Directors. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board of Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or  other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company are bound by this Agreement.

17.  Payments to and Duties of Advisor upon Termination.

17.1   After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.

17.2   The Advisor shall promptly upon termination:

(a)     pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)     deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(c)     deliver to the Board of Directors all assets, including Projects, and documents of the Company then in the custody of the Advisor; and

(d)     cooperate with the Company to provide an orderly management transition.

18.  Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners, members, managers and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Delaware or the Articles of Incorporation of the Company. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 18 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 19. Any indemnification of the Advisor may be made only out of the net assets of the Company.

19.  Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor's bad faith, fraud, willful misconduct or gross negligence, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Advisor.

20.  Name.  Shearson American REIT, Inc., has a proprietary interest in the name "Shearson American." Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or an Affiliate thereof to perform the services of Advisor, the Directors of the Company will, promptly after receipt of written request from Shearson American REIT, Inc., cease to conduct business under or use the name "Shearson American" or any diminutive thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name "Shearson American" or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having "Shearson American" as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board of Directors.

21.  Miscellaneous.

21.1   Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:

Shearson American REIT, Inc.
2509 Dakota Rock Drive
Ruskin, Florida 33570

To the Advisor:

Shearson American Advisors, LLC
2509 Dakota Rock Drive
Ruskin, Florida 33570

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 21.

21.2   Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

21.3   Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

21.4   Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

21.5   Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

21.6   Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

21.7   Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

21.8   Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21.9   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22.     Majority Vote of Directors.  Any matter requiring the vote of a majority of the Board of Directors must include at least the favorable vote of one independent director.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Shearson American REIT, Inc.

By:	/s/ John Williams, CEO

Shearson American Advisor, LLC

By:	/s/ Richard Orcutt, CEO

EXHIBIT "A"

DEFINITIONS

"Acquisition Expenses" shall mean any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection or acquisition of any Project and the making or investing in mortgage loans, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, environmental reports, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance and other customary closing costs, in each case, without duplication for costs and expenses paid to an Affiliate of the Advisor in connection with the purchase of a Project, if applicable.

"Acquisition Fee" shall have the meaning set forth in Section 9.2.

"Advisor" shall mean Shearson American  Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company, or any person or entity to which Shearson American Advisors, LLC or any successor advisor subcontracts substantially all of its functions.

"Advisory Fee" shall have the meaning set forth in Section 9.1.

"Affiliate or Affiliated" shall mean as to any individual, corporation, partnership, trust or other association (i) any person or entity directly or indirectly; through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (ii) any person or entity, directly or indirectly owning or controlling ten percent (10%) or more of the outstanding voting securities of another person or entity; (iii) any officer, director, partner, member, or trustee of such person or entity; (iv) any person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, partner, member, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity. For purpose of this Agreement, the term "person" shall include any natural persons, partnership, corporation, trust, limited liability company, association or other entity.

"Agreement" shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.

"Articles of Incorporation" shall mean the charter of the Company, as amended or restated from time to time.

"Asset Value" shall mean, with respect to any Project, (1) from the date of acquisition of such Project, until the last day of the first full calendar year during which the Company has held such Project (the "First Calendar Year"), the Total Cost of such Project, and (2) for each calendar year following the First Calendar Year, the result obtained by dividing (a) such Project's Net Income during such calendar year (b) by such Project's Base Capitalization Rate.

"Average Invested Assets" shall mean for a specified period, the average of the aggregate Asset Value of all of the Company's Projects, computed by taking the average of such values at the end of each month during such period.

"Base Capitalization Rate" with respect to any Project shall mean the total Net Income generated by such Project (without reduction for any corporate overhead expenses of the Company) during the first twelve months of the Company's ownership thereof, divided by the Total Cost of such Project. “Board of Directors" shall mean the Board of Directors of the Company.

"Bylaws" shall mean the bylaws of the Company, as amended from time to time.

"Code" shall mean Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted Federal revenue laws.

"Company" shall mean Shearson American REIT, Inc., a Nevada corporation.

"Competitive Real Estate Commission" shall mean a real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.

"Director" shall mean a member of the Board of Directors of the Company.

"Distributions" shall mean any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for Federal income tax purposes.

"First Calendar Year" shall have the meaning assigned thereto in the definition of "Asset Value."

"Gross Proceeds" shall mean the aggregate purchase price of all Shares sold for the account of the Company through the Offering, without deduction for any selling commissions, marketing allowances, marketing support or due diligence expenses, any fees or the Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced selling commissions are paid to any managing dealer or a soliciting dealer (where net proceeds to the Company are not reduced) shall be deemed to be $10.00.

"Independent Director" means a director who is not an employee, officer or Affiliate of the Company or a subsidiary, or a relative of a principal executive officer, or who is not an individual or a member of an organization acting as advisor or consultant that is receiving compensation on a continuing basis from the Company (exclusive of director's fees) where such compensation is greater than 5% of the director's gross revenue from all sources or 5% of the organizations gross revenues from all sources.

"Listing" shall mean the listing of the Shares of the Company on a securities exchange or over-the-counter market.

"Memorandum" shall mean the Company’s Offering Memorandum to sell Shares.

"Net Income" shall mean for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company's assets.

"Offering" shall mean the offering of Shares pursuant to the Memorandum.

"Operating Expenses" shall mean all costs and expenses incurred by the Company as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to the Company's business, including the Advisory Fee, but excluding (i) the Organizational and Offering Expenses, and (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) the Management Fee, (vi) Acquisition Fees and Acquisition Expenses and (vii) all real estate commissions on the sale of property, and other expenses connected with the acquisition, and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

"Organizational and Offering Expenses" shall mean any and all costs and expenses, incurred by the Company, the Advisor or any Affiliate of either in connection with the formation, qualification, and registration of the Company and the marketing and distribution of shares or any other securities of the Company, including, without limitation, the following: underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys, legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification costs, expenses, fees and taxes; salaries of employees while engaged in sales activities, charges of transfer agents, all costs and expenses associated with a Listing, telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings).

"Project" shall mean income producing investment properties, or undivided interests therein, which are acquired by the Company.

"Project Disposition Fee" shall have the meaning set forth in Section 9.3.

"REIT" shall mean a "real estate investment trust" under Sections 856 through 860 of the Code.

"Sale" shall mean any transaction or series of transactions whereby the Company sells, grants, transfers, conveys, or relinquishes its ownership of any Project or portion thereof, including the lease of any Project consisting of the building only, and including any event with respect to any Project which gives rise to a significant amount of insurance proceeds or condemnation awards; or (ii) the Company sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in the entity which holds any Project.

"Stockholders" shall mean the registered holders of the Shares.

"Shares" shall mean shares of common stock of the Company.

"Termination Date" shall mean the date of termination of this Agreement.

"Total Cost" shall mean, with respect to any Project, the total of such Project's purchase price and all acquisition fees, costs and expenses incurred by or on behalf of the Company in connection with the acquisition thereof (other than any Acquisition Fee or other commission payable to the Advisor or any Affiliate thereof) and all reserves established for such Project at the time of purchase.

EXHIBIT “B”

Richard Orcutt – CEO - has served as President of the Shearson American REIT since October, 2009. For 22 years Mr. Orcutt built and managed sales organizations opening offices both domestically and internationally. From 2004 to present Mr. Orcutt has served as Head of Sales with the startup Iovation, Inc. where he is directly responsible for generating all sales revenue.  Iovation, Inc.’s products for Intel and SAP Software have been very successfully marketed to financial institutions. He also specializes in consulting with business on Sales Management and Business Operations. He graduated from Northern Illinois University with a B.S. degree in Education in 1973.  Mr. Orcutt was the eighth employee for start-up Inacom, Inc. and served from 1983 to 1997. During that time the company grew to $4 billion and he was promoted four times to Regional Vice President. Mr. Orcutt created a sales management model, directed sales efforts, and business development activities and strategies that built Inacom into a $4 billion business.  Mr. Orcutt possesses particular knowledge and experience in business development, strategic planning and team building that strengthens the Shearson American REIT and Board’s collective qualifications, skills and experience.

John Williams – President - has served as a Director of the Shearson REIT since its inception and as Chairman since 2002.  Mr. Williams has served as the Shearson REIT's CEO from December, 2000 to 2011.  He is also Managing Director of John Williams and Partners, an architectural, civil engineering and construction management firm and has been with the firm since 1958.  The firm has been certified as a minority business enterprise with the Department of Transportation, the City of Los Angeles, the L.A. Unified School District, Caltrans and the Department of Airports.  Mr. Williams, AIA/NOMA, graduated from the University of Southern California with a Bachelor of Architecture Degree in 1955.  He has been a member of the American Institute of Architects since 1958.  Among his most noteworthy design accomplishments have been The Bradley International Terminal (LAX), The Willowbrook Shopping Center, and more than one hundred other projects from redevelopment projects to master planned communities; which included working drawings for mid-rise to high-rise residential and commercial, schools, government and public buildings.  As a result of these and other professional experiences, Mr. Williams possesses particular knowledge and experience in key aspects of the real estate business.

Patrick Galvin – Vice President - has been an independent director since March 2010.  Mr. Galvin has worked as a California licensed real estate agent for The Sterling Company, since 2008.  He was a licensed real estate agent for Sotheby’s International from 2006 through 2008.   As a California and Irish Licensed Real Estate Agent (European Union), he has 34 years of experience representing clients in international and domestic real estate and finance transactions, with significant recent success in the multi–family housing market.  Mr. Galvin has served as a developer, investor and realtor/auctioneer in the United States and Ireland.  For 13 years (from 1992 to 2005) he worked for Prudential of California Realty where he consistently ranked in the top 1% of agents in the nation.  Additionally, during his time at IFM Properties as Director of Real Estate Acquisitions (1988 to 1991) he handled market research and perceived consumer demand while building, servicing and managing 28 family-style restaurants.  He was a senior partner at Hamilton & Hamilton Estates, Dublin, Ireland from 1985 to 1987.  He has a Masters degree from University College, Dublin. As a result of these and other professional experiences, Mr. Galvin possesses particular knowledge and experience in key aspects of real estate investments, financing and management that strengthen the Board’s collective qualifications, skills and experience.

Gerald Walsh – Vice President - is currently employed by Otis Elevator in Chicago, Illinois.  He has been employed at Otis since 1996.  He is in charge of the High Rise Construction and Modernization Services Division. While with Otis he has worked on the Ameritech bldg, Cook Co. bldg, W Hotel, Time Life bldg. and the Aon Center in Chicago as a Modernization Foreman.  Prior to working at Otis, Mr. Walsh was Vice President of Walsh Building and Construction, a General Contractor in Rialto, CA. Mr. Walsh holds an Illinois Real Estate License, a California General Contractors License, and also the High-Rise Elevator Mechanics License for Otis, from the City of Chicago, in addition to the Otis Elevator Construction Supervisor Mechanics License.  Mr. Walsh currently resides in Des Plaines, IL

Dos Williams – Vice President -  is a registered professional civil engineer and licensed General Contractor. Mr. Doss has had over 25 years in project management and construction administration in commercial, residential and multimillion dollar projects.  From 1989 – 1993 Mr. Doss worked as the project manager at Jones Construction on the construction of UCLA’S $125 million, 200,000 sq. ft. Out Patient Care facility bringing the project in on time and within budget. Mr. Williams is currently employed as a Project Manager/Superintendent for Grace Builders in Los Angeles, CA and since 1993 has owned his own construction firm specializing in residential and commercial renovations as well as new construction.